EXHIBIT 99.1

CytRx Reports 2013 First Quarter Financial Results

LOS ANGELES (May 9, 2013) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three months ended March 31, 2013.

“We are focusing on advancing the clinical development of aldoxorubicin for the treatment of patients with soft tissue sarcoma as well as for various other indications, and expanding our oncology pipeline by combining our novel linker platform technology with additional chemotherapeutic agents,” said Steven A. Kriegsman, CytRx President and CEO.  “Our linker technology has proven affinity to attach to multiple chemotherapeutic agents, opening the potential for its use in treating a majority of solid tumors and cancers of the blood. We can concentrate additional financial resources toward this focus following our previously announced decision to terminate development of tamibarotene.”

First Quarter 2013 Financial Results
Net loss for the three months ended March 31, 2013 was $6.9 million, or $0.23 per share, compared with a net loss of $10.1 million, or $0.49 per share, for the three months ended March 31, 2012. In the first quarters of 2013 and 2012, the Company recognized non-cash losses of $2.1 million and $3.9 million, respectively, on the valuation of warrant derivative liabilities related to warrants issued in August 2011 and July 2009. The Company did not recognize revenues for the first quarters of 2013 and 2012.

Research and development (R&D) expenses were $3.2 million for the first quarter of 2013, and included development expenses of $1.6 million for aldoxorubicin and $0.9 million for tamibarotene. R&D expenses were $4.4 million for the first quarter of 2012.

General and administrative (G&A) expenses were $1.8 million for the first quarter of 2013, compared with $1.9 million for the first quarter of 2012. G&A expenses included non-cash stock-compensation expense of $0.2 million for each of the respective quarters ended March 31, 2013 and 2012.

CytRx reported cash, cash equivalents and short-term investments of $32.4 million as of March 31, 2013.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. The CytRx oncology pipeline is focused on the clinical development of its tumor-targeting doxorubicin conjugate aldoxorubicin (formerly known as INNO-206).  CytRx has initiated an international Phase 2b clinical trial as a treatment for soft tissue sarcomas, has completed its Phase 1b/2 clinical trial primarily in the same indication, and has initiated a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors and a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors. The Company is initiating a Phase 3 pivotal trial under a special protocol assessment (SPA) with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy. CytRx is expanding its pipeline of oncology candidates based on its proprietary linker platform technology that can be utilized with multiple chemotherapeutic agents and could allow for greater concentration of drug at tumor sites. The Company also has rights to two additional drug candidates, tamibarotene and bafetinib.  The Company completed its evaluation of bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib, and is evaluating further development of tamibarotene. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the risk that any future human testing of aldoxorubicin, the Company’s linker technology and other drug candidates might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$11,429,671	$14,344,088
Short-term investments	21,000,000	24,000,000
Receivables	10,294	109,802
Interest receivable	40,168	26,517
Investment in Mast Therapeutics, at market	62,945	—
Prepaid expenses and other current assets	1,462,098	1,212,041
Total current assets	34,005,176	39,692,448
Equipment and furnishings, net	226,975	253,277
Goodwill	183,780	183,780
Other assets	102,271	102,271
Total assets	$34,518,202	$40,231,776
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities: Accounts payable	$1,851,300	$3,060,516
Accrued expenses and other current liabilities	2,989,712	3,033,189
Warrant liabilities	6,067,450	3,972,230
Total current liabilities	10,908,462	10,065,935

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 30,607,916 shares issued and outstanding at March 31, 2013 and December 31, 2012	30,608	30,608
Additional paid-in capital	261,626,646	261,318,638
Treasury stock, at cost (90,546 shares)	(2,279,238)	(2,279,238)
Accumulated deficit	(235,768,276)	(228,904,167)
Total stockholders’ equity	23,609,740	30,165,841
Total liabilities and stockholders’ equity	$34,518,202	$40,231,776

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
License revenue	$—	$—
Expenses:
Research and development	3,188,759	4,401,515
General and administrative	1,817,325	1,914,715
	5,006,084	6,316,230

Loss before other income (loss)	(5,006,084)	(6,316,230)
Other income (loss):
Interest income	40,258	35,458
Other income, net	196,937	34,059
Loss on warrant derivative liability	(2,095,220)	(3,888,166)

Net loss	$(6,864,109)	$(10,134,879)

Basic and diluted net loss per share	$(0.23)	$(0.49)

Basic and diluted weighted average shares outstanding	30,417,370	21,203,867

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Investor Relations
Legend Securities, Inc.
Thomas Wagner
718-233-2600 x152
800-385-5790 x152
twagner@legendsecuritiesinc.com

Company
CytRx Corporation
David Haen
Vice President, Business Development
 (310) 826-5648 x304
dhaen@cytrx.com